                                                                   EXHIBIT 10.21

October 20, 2004

Dave Nuti
5764 Auburn Drive
Madison, WI  53711

Dear Dave:

The following are the terms of an agreement between you and Third Wave Technologies, Inc.

                                    AGREEMENT

      1.    TRANSITION PERIOD.

            a. You agree that you will continue serving as TWT's Chief Financial Officer through the end of business October 29, 2004, and that, without limiting the foregoing, you will participate in TWT's earnings call scheduled for October 27, 2004 and if completed, sign required lawful and appropriate SEC filings for TWT's third quarter financial results by October 29, 2004. Effective October 30, 2004, you will cease serving as TWT's Chief Financial Officer. TWT agrees that it will pay you 100% of your accrued and unused PTO through October 31, 2004 in your pay check for the period ending October 31, 2004. You will not accrue additional PTO after October 30, 2004.

            b. You agree that the transition period for your orderly departure from TWT will commence October 30, 2004, and will conclude December 31, 2004 ("Transition Period"), subject to termination of the Transition Period after October 30, 2004 and prior to December 31, 2004 if you start a new job during that period. During the Transition Period, you will be employed as a full-time financial advisor to TWT with respect to non-forward-looking financial data. You agree you will come to the work site and make yourself available to work during the Transition Period, as directed by John Puisis or his designee, on financial advisory projects specified by John Puisis or his designee consistent with the prior sentence. You will be paid your current salary of $220,000 per year on a prorata basis during the Transition Period, to be paid in accordance with TWT's regular payroll schedule and less all deductions currently in place and for taxes required by law. Your existing benefits will continue through December 31, 2004 (unless you obtain alternative employment and terminate the Transition Period earlier).

      2. SEVERANCE PAY. TWT will pay you non-cancelable severance payments for six (6) months in the pre-tax amount of $15,000 per month ($7,500/paycheck * 2 paychecks/month * 6 months). Non-cancelable severance payments will commence on the earlier of (i) January 1, 2005 or (ii) the date between October 30, 2004 and December 31, 2004 that you terminate the Transition Period as a result of you starting a new job, and will end six months thereafter (the "Severance Period"). Subject to Paragraph 4 below, severance will be payable in installments on TWT's regular payroll dates. Each installment will occur in the amount stated above each payroll period. Each severance payment will be subject to deductions for income and payroll taxes. You understand that TWT has made this offer with the intent that you will not receive unemployment compensation until after the Severance Period ends and you agree not to apply for unemployment benefits until after the Severance Period ends. TWT agrees it will not affirmatively challenge your entitlement to unemployment compensation benefits after the Severance Period ends.

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October 20, 2004
Page 2 of 8

      TWT may, in its sole discretion, elect to make cancelable severance payments for an additional six (6) months commencing on July 1, 2005 or at the end of the six (6) month severance period, if you have not secured alternative employment by that date. Any such payments shall not be deemed to extend the "Severance Period" for purposes of TWT's obligation to pay family health and dental insurance premiums as described in the immediately following paragraph.

      TWT also agrees to pay 100% of the insurance premiums for family health and dental coverage during the Severance Period, subject to the same insurance policy co-payments currently in place, if you elect continuation coverage through TWT's group health policy pursuant to COBRA (the "Insurance Payment"). You are responsible for paying the premiums for any insurance coverage for you or your family after the Severance Period for health and dental, whether through TWT's group health policy pursuant to COBRA continuation rights or through any other employer or individual plan. You understand that your COBRA continuation rights begin on the first day of the Severance Period for health and dental insurance, even though TWT agrees to pay the premiums through the end of the Severance Period for health and dental insurance. You agree that TWT will in no way be responsible for damages resulting from any lapse in such coverage.

      3. SPECIAL EQUITY. TWT will give you accelerated vesting on select unvested stock options as identified in the attached Exhibit A, which is incorporated herein by this reference. Additionally, for stock options already vested on October 30, 2004, TWT will provide an extended exercise date beyond the ninety (90) day limitation up to two years from October 30, 2004. The 10,000 options on the accelerated vesting schedule, as identified on Exhibit A, will vest on October 30, 2004, and may be exercised within two years upon vesting. Except for the 10,000 options, TWT may revoke extended exercise provisions provided within this paragraph at any time at TWT's sole discretion for your failure, in TWT's sole judgment, to act in accordance with your obligations hereunder or to act in the best interests of TWT. In the event of such revocation, you will receive written notice from TWT and you will be able to exercise only those options that were vested per their original vesting schedule as of October 30, 2004 provided such exercise is completed within ninety (90) calendar days of the date of TWT's notice of revocation. You agree that you will not trade any TWT security in violation of any insider trading laws.

      4. RELEASE OF CLAIMS. In exchange for the severance payments and other consideration described in this Agreement, you agree--for yourself, your heirs, your beneficiaries and all other representatives--to waive and release and, with this Agreement, you do waive and release all past or present claims of any nature against TWT. Further, you agree not to institute or cause to be instituted in any state or federal court any such action or claim. This waiver and release of claims applies to any claims against TWT or anyone associated with or representing TWT--including, but not limited to, its officers, directors, partners, employees, attorneys, or agents (the "Releasees").

            a. Claims Released. The claims you are waiving in exchange for the payments and other consideration described in this Agreement include, but are not limited to, claims under federal, state or local law including but not limited to, the Civil Rights Act of 1964, as amended; the Family Medical Leave Act, the Americans with Disabilities Act; the Wisconsin Fair Employment Practices Act and if applicable, the Age Discrimination in Employment Act, for discrimination of any kind, tort, breach of contract, wrongful discharge, lost wages, compensatory damages, punitive damages, attorneys' fees, and all other claims of any type or nature, whether known or unknown, matured or unmatured, direct or indirect. Other claims you

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October 20, 2004
Page 3 of 8

are waiving are those that relate to ownership of any intellectual property or trade secrets developed during the term of your employment. You acknowledge your lab books and those of individuals who have worked for or with you are complete and you acknowledge that all intellectual property and trade secrets conceived or developed by you during the term of your employment are solely the property of TWT.

            b. Your Representation and Waiver. You represent that you have not filed any such action or claim in any court or before any state, federal or other governmental agency. You forever waive any right to recover money damages or any other form of relief for any and all claims waived under this Agreement. You further agree to waive your rights to and not accept any benefits which might be conferred upon you in any administrative court or other legal proceeding concerning any claim released by this Paragraph 4. You understand and agree that this release forever bars you from suing, arbitrating or otherwise asserting a claim against TWT on any released claim.

            c. ADEA Release and Waiver. In exchange for the amounts paid to you under this Agreement, you specifically waive any claims you may have under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, or any similar law. You are not waiving any rights or claims that may arise after the date of this Agreement. You further acknowledge that you have been advised by this writing (i) to consult with an attorney prior to executing this Agreement; (ii) that you have up to twenty-one (21) days to review this Agreement and to decide whether to accept it; (iii) that you have seven (7) days after signing it to cancel and revoke this Agreement; and (iv) that this Agreement will not become effective until the seven-day time period has passed. If you give notice of revocation before the end of the seven (7) day period, this Agreement will become null and void. TWT is not required to provide any portion of any payment or other benefit described in the Agreement before the seven-day time period has passed.

            d. Consideration for the Release of Claims. You acknowledge that the payments and other consideration TWT has agreed to give under this Agreement are benefits to which you would not have been entitled if you did not sign this Agreement and that TWT has agreed to provide the consideration only if you sign this Agreement and give up the claims described in it.

      5.    YOUR CONTINUING OBLIGATIONS.

            a. Your Employment Agreement dated April 10, 2002 is hereby incorporated by reference and any provision of said Agreement not superceded by a specific provision of this Agreement shall remain in effect and be binding on the parties with respect to your post employment obligations. A copy is included with this Agreement.

            b. You agree, in exchange for severance payments, Insurance Payment, and special equity described in Paragraph 3 to substitute the following in place of the arbitration and confidentiality provisions of the Employment
Agreement:

            Arbitration: You further acknowledge and agree that the parties may enforce the terms of this Agreement in state or federal court in Dane County, Wisconsin. You expressly consent to jurisdiction in Dane County, Wisconsin to resolve any controversy involving this Agreement.

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October 20, 2004
Page 4 of 8

            Confidentiality: You acknowledge and agree that while employed at TWT you have been privy to substantial confidential business, financial and technology information relating to TWT and its business as well as current and potential business partners and third parties in both commercial as well as academic organizations, some of which is extremely sensitive and proprietary. You expressly covenant as follows:

            (i) You agree that you have not and will not disclose to others or use any Trade Secret owned or possessed by TWT or any other Releasee, or that any Trade Secret that was created by you or anyone related to TWT, or was disclosed to you, whether you have such Trade Secret in your memory or embodied in writing or other physical form, for as long as the information remains a Trade Secret. "Trade Secret" means all information which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic or personal value from its disclosure or use and is subject to TWT's or any other Releasee's efforts to maintain its secrecy that are reasonable under the circumstances.

            (ii) In addition to the foregoing, you agree not to disclose or use between the date of this Agreement and two (2) years following the end of the Transition Period any Confidential Information which is possessed by or developed for TWT which relates to TWT's existing or potential business or technology, and either was created by you or was disclosed to you. Confidential Information is information or technology, product development plans or strategies, market adoption plans and business plans that are generally not known to the public and which information or technology TWT seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: non-public business plans, strategies, existing or proposed bids, costs, technical and engineering developments, existing or proposed research or development projects, financial or business projections, marketing plans, investments, negotiation strategies, and information received by TWT from others which TWT has an obligation to treat as confidential.

                  You understand your obligations under this paragraph apply to, and are intended to prevent, the direct or indirect disclosure of Confidential Information to others where such disclosure of Confidential Information would reasonably be considered to be useful to TWT's competitors or to a third party to become a competitor based in whole or in part on such disclosure of Confidential Information.

            (iii) You acknowledge that damages for the violation of this paragraph entitled "Confidentiality" will be inadequate and will not give full sufficient relief to TWT, and that a breach of this paragraph will constitute irreparable harm to TWT. Therefore, you agree that in the event of any violation of any covenant contained in this Paragraph, TWT shall be entitled to injunctive relief against the continued violation thereof in any court (federal or state) located in Dane County, Wisconsin.

            Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which TWT may be entitled.

      6. NON-DISPARAGEMENT. You agree that you will refrain from making disparaging comments or remarks about TWT or about or to any of the Releasees, except that you may provide truthful information about TWT or the Releasees to the extent required by law.
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October 20, 2004
Page 5 of 8

      TWT agrees that it will refrain from making disparaging comments or remarks about you, except that TWT may provide truthful information about you to the extent required by law.

      7. NON-DISCLOSURE. You agree not to disclose the terms of this Agreement to any person except for your immediate family members, attorney, or financial advisor consulted in connection with review of this Agreement. You assure us that no family member, attorney, or financial advisor will disclose the terms of this Agreement to any other person except as required by law.

      TWT agrees not to disclose the terms of this Agreement to any person except for its officers, directors, attorneys, accountants and other professional advisors, and except to the extent disclosure may be required, or deemed advisable in the opinion of TWT's attorneys, under applicable laws, rules or regulations, including without limitation federal or state securities laws, rules or regulations. TWT assures you that no officer, director, attorney, accountant or other professional advisor will disclose the terms of this Agreement to any other person except as required by law.

      8. REPRESENTATIONS AND WARRANTIES. You represent and warrant that to the best of your actual knowledge: (i) up until the time you sign this Agreement, you have not violated your legal obligations relating to TWT or the confidentiality obligations described in Paragraph 5 above, made disparaging comments or remarks about TWT or about any of the Releasees as described in Paragraph 6 above, or discussed or disclosed the existence or terms of this Agreement as described in Paragraph 7 above; (ii) you are not aware of any actual, alleged or suspected accounting issues, violations, or improprieties relating to TWT that could have a material adverse effect on TWT; and (iii) you are not aware of any actual, alleged or suspected (x) violation of any law, rule or regulation (including without limitation securities laws, rules or regulations, the Sarbanes-Oxley Act, or any regulation promulgated thereunder),
(y) violation of any applicable securities exchange listing requirement, or (z) violation of any TWT rule, regulation, policy or code (including without limitation the TWT Code of Business Conduct), by TWT or any of its directors, officers, employees or representatives that could have a material adverse effect on TWT. Any exceptions to this representation must be disclosed by you in writing to TWT on or before the final execution of this Agreement with sufficient detail to allow TWT to fully understand such action. In addition, you agree that if you become aware during the Transition Period or the Severance Period of any matter described in Section 8(ii) or (iii), you will immediately report such matter to an executive officer of TWT.

      In the event that TWT finds that the any representation or warranty set forth in the previous paragraph is inaccurate or untrue, or if you violate the provisions or your Employment Agreement or Paragraphs 1, 2, 3, 4, 5, 6, 7,8 or 9 hereof, you agree that TWT will be entitled to immediately stop paying the cancelable severance payments and Insurance Payment and revoke any other benefits received under this Agreement to which you are otherwise entitled under this Agreement and TWT will have no further obligation to continue any payments. In addition, should TWT determine that a violation of Paragraphs 1, 2, 3, 4, 5, 6, 7,8 or 9 hereof or the Employment Agreement has occurred, TWT will be entitled to a complete recovery of all cancelable severance payments and Insurance Payment previously made during the Severance Period. Finally, at any time, TWT may pursue whatever other legal remedies are available to it including, but not limited to, the right to seek temporary and permanent injunctions, which you agree are appropriate additional remedies to prevent irreparable harm to the Company in the event of a breach of this Agreement or your Employment Agreement.

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October 20, 2004
Page 6 of 8

      IN THE EVENT TWT FINDS YOU HAVE BREACHED ANY OBLIGATIONS HEREUNDER, YOU AGREE TO IMMEDIATELY TENDER BACK TO TWT ALL CANCELABLE SEVERANCE AND BENEFITS PAID AS WELL AS THE NET VALUE OF THE 10,000 STOCK OPTIONS ISSUED TO YOU AS PART OF THIS AGREEMENT, PROVIDED THEY HAVE BEEN EXERCISED.

      9. NON-SOLICITATION. You acknowledge and confirm that you continue to be bound by section 7 of your Employment Agreement dated April 10, 2002 regarding non-solicitation of employees. In addition, you shall not, prior to the expiration of one (1) year following the expiration of the Severance Period, solicit, encourage or otherwise aid any employee of TWT to leave TWT for the purpose of becoming associated in any manner whatsoever with any business with which you intend to be or are then associated in any manner whatsoever. You further agree you shall not, prior to the expiration of one (1) year following the expiration of the Severance Period, solicit, encourage or otherwise induce any suppliers, collaborators, customers or third parties, with whom TWT has established relationships to discontinue their relationships with TWT.

      10. ACCEPTANCE PROCEDURES. TWT wishes to ensure that you voluntarily agree to the terms contained in this document and do so only after you fully understand them. Accordingly, the following procedures will apply:

            a. You may accept this document's terms by signing and dating it and returning the signed and dated document so that it is postmarked or faxed to TWT on or before the twenty first (21st) day following your receipt of this document. The signed and dated document must be directed to Katie Zingg, Director of Human Resources, in an envelope marked "Personal and Confidential" at Third Wave Technologies, Inc., 502 South Rosa Road, Madison, WI 53719.

            b. You will have seven (7) calendar days from the date you sign this Agreement in which to withdraw or revoke your acceptance (the "Revocation Period"). If you choose to revoke your acceptance, you must do so in writing, and the written notice must be received before the end of the first regular business day following the Revocation Period by Katie Zingg, Director of Human Resources, in an envelope marked "Personal and Confidential" at Third Wave Technologies, Inc., 502 South Rosa Road, Madison, WI 53719. In the event you take any steps to revoke your acceptance during the revocation period, this Agreement shall be null and void.

            c. TWT ENCOURAGES YOU TO REVIEW THIS DOCUMENT WITH AN ATTORNEY PRIOR TO SIGNING IT.

      11. MISCELLANEOUS. Should you accept this Agreement, its terms will be governed by the following:

            a. Except as provided in Paragraph 5 above, this document constitutes the complete understanding between you and TWT concerning all matters affecting your employment with TWT and the termination of that employment. If you accept this Agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any TWT personnel documents, handbooks, or policies and any prior customs or practices of TWT except for your Employment Agreement.

            b. Nothing in the releases contained in this Agreement should be construed as an admission of wrongdoing or liability on the part of either TWT or you. Both of us deny any liability to the other.

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October 20, 2004
Page 7 of 8

            c. This Agreement and its interpretation will be governed and construed in accordance with the laws of Wisconsin and will be binding upon the parties to the Agreement and their respective successors and assigns.

            d. Each provision of this Agreement is severable and intended to be construed independently. The unenforceability of any provision shall not affect the validity or enforceability of any other provision.

You represent and warrant that you have read and understand all terms of this Agreement, executed knowingly and voluntarily with full knowledge of its significance and with the intent to be bound by it. You represent and warrant that you have been or have the opportunity to be represented by legal counsel of your choice in connection with this agreement who has explained it and advised that it is a legally binding contract. This Agreement contains the entire Agreement between TWT and you and the terms of the Agreement cannot be modified except in writing signed by both TWT and you.

                                      Very truly yours,

                                      THIRD WAVE TECHNOLOGIES

                                      By: /s/ John J. Puisis
                                          ---------------------------------
                                          John J. Puisis
                                          Chief Executive Officer

I agree with and accept the terms contained in this document and agree to be bound by them.

Dated this 20th day of October, 2004.  /s/ David M. Nuti
                                       -------------------------------------
                                          Dave Nuti

                                   Exhibit A

                                   DAVE NUTI

                             Number of options for
                                which vesting is
                                accelerated  to
                               October 31, 2004 =
                                     10,000

                                                      OPTIONS UNDER
                                                       ACCELERATED
                                    # OPTIONS VESTED     VESTING
GRANT DATE  # OPTIONS  GRANT PRICE    ON 10/31/04      GRANT DATE   # OPTIONS  GRANT PRICE
 4/22/2002    20,000    $   4.10         10,000                                   $  4.10
 10/8/2002    20,000    $   1.40         10,000         10/8/2002     10,000      $  1.40
  1/3/2003    40,000    $   2.64         10,000                                   $  2.64
 4/28/2003    50,000    $   3.97         12,500                                   $  3.97
 7/17/2003   120,000    $   4.00         30,000
 2/24/2004    16,133    $   3.37              0                **         **           **
             -------    --------         ------         ---------     ------      -------
     TOTAL   266,133                     72,500                       10,000

October 21, 2004



David Nuti
5764 Auburn Drive
Madison, WI  53711

Re:  Amendment to Separation Letter Agreement

Dear Dave:

In consideration for your assistance to Third Wave Technologies in your transition through December 2004, you will receive 20,000 additional stock options at a $2.64 strike price, to vest on October 31, 2004 with a 2-year exercise period. Such assistance will include occasional phone conversations, not to exceed ten hours per month, that do not impede any other employment.

Sincerely,

/s/ John Puisis
----------------------------------
John Puisis
Chief Executive Officer



Accepted and Agreed:


/s/ David Nuti
---------------------------------
David Nuti